Exhibit 10.21

Amendment to

Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan

Effective February 12, 2009

The Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan (the “Plan”) is hereby amended, effective February 12, 2009, as follows:

1. The second paragraph of Section 4 of the Plan is amended to add the following language at the end thereof, immediately after the word “Plan”:

, and with respect to Stock Options and SARs, such that (a) on an aggregate basis, the Spread Value with respect to such Stock Options or SARs immediately after the change does not exceed the Spread Value immediately before the change, (b) on a share by share basis, the ratio of the Fair Market Value of the shares of Stock subject to such Stock Options or SARs to the exercise price for such shares is not more favorable to the Participant immediately after the change as compared to such ratio immediately before the change, (c) to the extent new Stock Options or SARs are granted, any old, related Stock Options or SARs shall be cancelled, (d) all other terms of the Stock Options or SARs remain the same except to the extent they become inoperative by reason of the transaction, and (e) no additional benefits are provided under any new or adjusted Stock Options or SARs.

2. Except as amended hereby, the Plan shall continue in full force and effect.